FOUTH ADDENDUM TO ACGREEMENT OF LEASE

            THIS FOURTH ADDENDUM TO AGREEMENT OF LEASSE, dated as of June 30, 2013 (this "Addendum") is made by and between HEADWATERS ASSOCIATES, a Pennsylvania general partnership, with an address at 10 North Church Street, Suite 307, West Chester,  Chester County, Pennsylvania 19380 ("Lessor") and DNB FIRST, NATIONAL ASSOCIATION, a national banking association having a principal place of business at 4 Brandywine Avenue, Downingtown, Chester County, Pennsylvania 19335 ("Lessee").

Background

A.        On February 10, 2005, Lessor and Lessee entered into an Agreement of Lease (the “Original Lease”), providing for a lease from Lessor to Lessee of certain premises consisting of 4,770 square feet (the “Original Leased Premises”) on the first floor space of the four story building at 2 North Church Street, West Chester, Pennsylvania (the “Building”).

B.         Lessor and Lessee entered into an Addendum to Agreement of Lease dated as of November 15, 2005 (the “First Addendum”), pursuant to which the parties agreed to add certain third floor conference room space as “Additional Leased Premises” under the Lease and to provide for additional rent and other terms relating to the Additional Leased Premises.

C.        Lessor and Lessee entered into a Second Addendum to Agreement of Lease dated as of May 25, 2006 (the “Second Addendum”), pursuant to which the parties agreed to adjust the rentals to conform to the actual square footage, on the terms and conditions contained therein.

D.        Lessor and Lessee entered into a Third Addendum to Agreement of Lease dated as of June 9, 2010 (the “Third Addendum”), pursuant to which the parties agreed, among other things, for Lessor to lease and Lessee to let additional space on the fourth floor of the Building comprised of 3,930 square feet (the “Fourth Floor Leased Premises”), and renew the lease of the Original Leased Premises (first floor – approximately 4,998 square feet) for ten (10) years.

E.        The Original Lease, the First Addendum, the Second Addendum and the Third Addendum are referred to collectively as the “Lease.”  Capitalized terms not otherwise defined in this Addendum shall have the meaning ascribed to such terms in the Lease.

F.        Lessor and Lesse desire to amend the Lease for, among other things, the following: (1) Lessor to lease and Lessor to let an additional 2,888 square feet of the third floor of the Building, and (2)  to extend the Term of the Lease.

Agreement

NOW THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Demise For Additional Third Floor Space.

(a)                  Lessor, for and in consideration of the payment of the rentals specified in this Addendum, and the performance of the terms, covenants and agreements contained in the Lease and this Addendum, hereby demises and leases unto Lessee and Lessee hereby lets from the Lessor, an additional 2,888 square feet of the third floor of the Building (the “Additional Third Floor Leased Premises”) consisting of 1,804 of front space (the “Front Space”) and 1,084 of back space (the “Back Space”).  As a result, the total amount of Leased Premises on the third floor of the Building will consist of 3,391 square feet (the “Third Floor Leased Premises”).

(b)                  Payment of the Base Rent for the Additional Third Floor Leased Premises shall commence on: (i) November 1, 2013 for the Front Space, and (ii) July 1, 2014 for the Back Space.

(c)                  Lessee accepts the Additional Third Floor Premises in “AS IS” condition and agrees to fit out the Additional Third Floor Premises at Lessee’s own cost and expenses in accordance with the Lease and subject to any requirement or stipulation required by any relevant competent government authority.  The fit out shall be performed in a good and proper workmanlike manner and in all respects in a style and manner appropriate to a first class office building and to maintain the same throughout the Term in good repair and condition.  Any delays in the fit out by Lessee shall not affect the commencement of the Term and the payment of the Base Rent and other amounts payable by Lessee in accordance with the provisions of the Lease and this Addendum.    It is hereby expressly agreed that: (i) Lessee shall obtain, at its own costs, the appropriate approval(s) from all relevant competent government authorities before commencing the fit out; and (ii) Lessor shall not be responsible for, and Lessee hereby indemnifies Lessor, from any liability or consequence resulting from Lessee’s performance of the fit out and/ or non-compliance with any requirement stipulated or imposed by relevant competent government authorities.

2.        Term.  The Term of the Lease shall be the period from July 1, 2013 through June 30, 2023 unless extended pursuant Paragraph 5 below or sooner terminated.

3.        Rent.

(a)                  Subject to the increases calculated in accordance with subparagraph (b) below, Lessee shall pay to Lessor the fixed annual rent set forth on Exhibit “A” attached to this Addendum as Base Rent under the Lease.  The Base Rent shall be paid by Lessee in accordance with the terms of the Lease.

(b)                Beginning on July 1, 2014 and every subsequent July 1st during the Term of the Lease, the annual Base Rent shall be increased each year in an amount equal to the increase, if any, in the Consumer Price Index, all urban consumers, Philadelphia – Wilmington - Atlantic City - CMSA as published by the U.S. Dept. of Labor, Bureau of Labor Statistics here and after “CPI” for the twelve (12) month period ending the immediately preceding April.  For example, the annual Base Rent for the year beginning July 1, 2014 shall be increased over the annual Base Rent for the prior year by the percentage increase, if any, in the CPI between April 2012 and April 2013.  Provided, however, the annual Base Rent for the Fourth Floor Leased Premises shall be adjusted beginning on July 1, 2015.

4.        Annual Operating Expenses for Additional Third Floor Leased Premises.  Lessee shall pay 55.5% of metered utilities for the third floor of the Building.  Lessee’s Pro Rata Share of the Annual Operating Expenses due under the Lease shall increase by 16.5% for the Additional Third Floor Leased Premises.

5.        Options to Renew

(a)                  Lessee shall have the option to renew the Lease for three (3) additional, successive terms of five (5) years each (each, a “Renewal Term”), with each Renewal Term commencing consecutively upon the expiration of the Term as it may have been previously extended.  All of the terms and conditions applicable to the Term of this Lease shall also apply during each Renewal Term, except that during each Renewal Term, the Base Rent shall be the fair market rental taking into account all of the terms and conditions of this Lease.

(b)                  The renewal option shall be exercisable by written notice to Lessor at least one hundred eighty (180) days prior to the end of the then current Term, so long as Lessee is not then in Default under the Lease on the notice date or at the commencement of the Renewal Term.  If, within fifteen (15) days after Lessee’s written notice of exercise of the option, Lessee and Lessor shall have not agreed in writing on the amount and rate of Base Rent for the ensuing Renewal Term, the parties shall, within thirty (30) days after Lessee’s written notice, submit the dispute to binding arbitration by two licensed Pennsylvania real estate appraisers each having a minimum of ten (10) years’ experience in appraising commercial real estate in Chester County, Pennsylvania, one to be appointed by each of the parties.  If the two appraisers cannot agree on the fair market rent, they shall promptly select a third Pennsylvania real estate appraiser having a minimum of ten (10) years’ experience in appraising commercial real estate in Chester County, Pennsylvania.  The appraisers shall submit to Lessor and Lessee, within one hundred twenty (120) days after Lessee’s written notice (not less than sixty (60) days) prior to the commencement of the Renewal Term, a written determination as to the fair market rent for a Base Rent taking into account all of the terms and conditions of the Lease, which shall be final and binding on Lessor and Lessee.  The cost of such arbitration shall be shared equally between the parties.

(c)                  The Base Rent determined for any Renewal Term shall be subject to increase pursuant to Paragraph 3(b) of this Addendum.

6.        Reaffirmation of Lease.  Except as modified by the terms of this Addendum, the terms and conditions of the Lease are hereby reaffirmed by Lessor and Lessee and remain in full force and effect.

7.         Miscellaneous

(a)                    Examination or review of this Addendum by or on behalf of either Lessor or Lessee shall not be construed as approval or acceptance hereof and this Lease shall not be effective until executed by duly authorized signatories of both Lessor and Lessee.  This Addendum may not be amended or modified except by a writing signed by Lessor and Lessee.

(b)                  No consent or waiver, express or implied, by Lessor or Lessee to or of any breach or any agreement or duty to the other shall be construed as a consent or waiver of any other breach of the same or any other agreement or duty.

(c)                  The invalidity or unenforceability of any provision of this Addendum shall not affect or render invalid or unenforceable any other provision hereof.

(d)                  This Addendum and the Lease shall be construed under the laws and judicial interpretations of the Commonwealth of Pennsylvania, as they may be pre-empted by federal law.

(e)                  This Addendum shall not be recorded in whole or in memorandum form by Lessee without the prior written consent of Lessor.

(f)                  Lessor and Lessee represent and warrant to each other that they have not consulted or contacted any agent, broker, or finder in connection with this Addendum.  Lessor and Lessee agree to defend, indemnify and hold the other harmless from any and all claims for compensation or commission, or any portion thereof, in connection with this Lease by any broker, agent, or finder (other than Broker) claiming to have dealt with the indemnifying party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Lessor and Lessee have caused the due execution of this Addendum on their respective behalf.

                                                                        LESSOR:

                                                                        HEADWATERS ASSOCIATES

                                                                        By: ________________________________

                                                                               William Dalusio, General Partner

                                                                        LESSEE:

                                                                        DNB FIRST, NATIONAL ASSOCIATION

                                                                        By: _______________________________

                                                                               Name:  William J. Hieb

                                                                               Title:  President

[SIGNATURE PAGE TO FOURTH ADDENDUM TO LEASE]

EXHIBIT “A”

BASE RENT1

A.	First Floor

Year(s)	From	To	Rent Per Square Foot	Square Feet	Monthly Rent
1 – 10	July 1, 2013	June 30, 2023	$27.06	4,998	$11,272

B.	Third Floor

Year(s)	From	To	Rent Per Square Foot	Square Feet	Monthly Rent
1	July 1, 2013	October 31, 2013	$20	3,391	$838 2
1	November 1, 2013	June 30, 2014	$20	3,391	$3,845 3
2 -10	July 1, 2014	June 30, 2023	$20	3,391	$5,652

C.	Fourth Floor

Year(s)	From	To	Rent Per Square Foot	Square Feet	Monthly Rent
1	July 1, 2013	June 30, 2014	$15.50	3,930	$5,076.25
2-10	July 1, 2014	June 30, 2023	$16	3,930	$5,240

1.Subject to adjustment pursuant to Paragraph 3(b)

2.No Base Rent from Front Space and Back Space

3.No Base Rent for Back Space